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                               PURCHASE AGREEMENT

         Boyar Value Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Ladenburg Thalmann Fund Management Inc. ("LTFM") hereby agree as follows:

         1. The Fund offers LTFM and LTFM hereby purchases 10,000 shares of common stock of the Fund, each of which shall be designated "Common Shares" each having a par value $.001 per share (the "Shares") at a price of $10.00 (the "Initial Shares"). LTFM hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from LTFM of $100,000.00 in full payment for the Initial Shares.

         2. LTFM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

         3. LTFM agrees that if the holder of the Initial Shares redeems any Initial Shares in the Fund before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses in the same proportion as the number of Initial Shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by LTFM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of November, 1997.


                                  BOYAR VALUE FUND, INC.


                                  By: /s/ Mark A. Boyar
                                     Name:Mark A. Boyar
                                     Title:Chairman and CEO

ATTEST:_____________________



                                  LADENBURG THALMANN FUND MANAGEMENT INC.


                                  By:/s/ Jay Petschek
                                     Name:Jay Petschek
                                     Title:President









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